EXHIBIT 21.1
SUBSIDIARIES OF DATTO HOLDING CORP.

Name	Jurisdiction of Formation
Merritt Holdco, Inc.	Delaware
Datto, Inc.	Delaware
Autotask Superior Holding, Inc.	Delaware
Backupify, Inc.	Delaware
Datto Europe Limited	United Kingdom
Datto Canada Enterprises, Inc.	Canada
Datto AsiaPac Pty. Ltd.	Australia
Open Mesh, Inc.	Oregon
Autotask Corporation	Delaware
Datto Singapore Pte. Ltd.	Singapore
Datto Nederland B.V.	Netherlands
Gluh Pty Ltd	Australia
Keystone Software Holdings Pty Ltd	Australia
SoonR, Inc.	Delaware
Autotask International, Inc.	Delaware
Beijing Autotask Software Co. Ltd.	China
Datto Denmark ApS	Denmark
Datto GmbH	Germany
Infocyte, Inc.	Delaware
Merritt Israel Acquisition Ltd.	Israel
BitDam Ltd.	Israel
BitDam, Inc.	Delaware